Exhibit 11


                             CityFed Financial Corp.
              Statement Regarding the Computation of Per Share Loss


                                                  Three Months Ended
                                                  ------------------
                                                       March 31,
                                                       ---------

                                                2000              1999
                                                ----              ----

 Computation of Loss Per Share:

 Weighted average number of shares
     outstanding                            18,715,609        18,715,609

 Loss applicable to  common stock:1

  From continuing operations               $(2,082,000)      $(2,110,000)
                                           ============      ============

  From discontinued operations             $(1,037,000)      $         -
                                           ============      ============
  Net loss                                 $(3,119,000)      $(2,110,000)
                                           ============      ============

 Basic loss per share:

  From continuing operations               $     (0.11)      $     (0.11)
                                           ============      ============
  From discontinued operations             $     (0.06)      $         -
                                           ============      ============
  Net loss                                 $     (0.17)      $     (0.11)
                                           ============      ============


----------------------
1 Losses applicable to Common Stock are net of preferred stock dividends for the three months ended March 31, 2000 and 1999 in the amount of $2,159,000.